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FOR IMMEDIATE RELEASE

Contact:  Christopher G. Wheeler of Fisher Companies Inc., 206-224-6784


                  FISHER COMPANIES ANNOUNCES YEAR-END RESULTS


SEATTLE, WASHINGTON--March 8, 2000--Fisher Companies Inc. (FSCI) reported that consolidated net income for the year ended December 31, 1999 declined 14.1% compared with 1998, from $21,057,000 to $18,093,000 or from $2.46 to $2.11 per share (including an $8,337,000 gain in 1999 from condemnation of real estate,
net of income tax).   Net income for the fourth quarter declined 23.7%, from
$7,033,000 to $5,369,000.

     Several major factors affected consolidated net income for the year, including interest expense of approximately $9,300,000 and goodwill amortization of $2,444,000 relating to the acquisition of the Retlaw television stations on July 1; interest expense of roughly $725,000 in acquiring Koch Agriculture Company's 50% interest in the Blackfoot flour mill; and additional operating expense from owning 100% of that facility. The milling segment incurred charges in the third quarter that included an additional provision for bad debts of $1,077,000 and write-off of certain fixed assets not in service.

     The broadcasting segment performed as anticipated, with the new television stations adding substantial revenue and accretion to broadcast cash flow, while diluting earnings during the first year of operation. Fisher Properties maintained high levels of occupancy and contributed further with the gain from condemnation of real estate. Fisher Mills' continued losses had a significant effect on consolidated earnings.


     FISHER BROADCASTING The new television stations, known as Fisher Regional Television Group, earned revenues of $22,000,000. Excluding these eleven stations, 1999 broadcasting revenue was 2.2% greater than the record revenue recorded in 1998, which included more than $5,000,000 from political advertising. Revenue from KOMO TV in Seattle increased modestly as increased revenue from local and national advertising and paid programming more than offset the decline in political advertising.

     KATU Television in Portland reported a decline in revenue of approximately 7% as market demand softened. Revenue from radio operations increased approximately $3,500,000, including $3,100,000 from the Seattle Radio Group (KOMO AM, KVI AM, and KPLZ-FM), and $750,000 from the Fisher Regional Radio Group stations located in Montana and Eastern Washington. Revenue from the Portland Radio Group (KWJJ-FM and KOTK AM) declined approximately $350,000. Fisher Communications and the recently formed Fisher Entertainment division earned revenue of approximately $1,000,000 and $500,000, respectively.
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     1999 operating income from the Fisher Television Regional Group and Fisher
Radio Regional Group was partially offset by declines at the Portland television and radio groups, producing a net increase of 2.7% for Fisher Broadcasting. Operating income for the fourth quarter rose 9.2%. Overall operating expenses increased 25.3% in 1999, primarily due to operating costs of the new television stations and Fisher Entertainment.


     FISHER MILLS During 1999 average flour prices continued their downward trend begun in 1998. Flour prices decreased 6.2% from 1998, while flour sales volume increased 15.6%. Revenue of the milling division, including 100% ownership of the Blackfoot mill from July 1, increased $2,700,000, or 4.2% over 1998. Food distribution sales for 1999 were $4,200,000 or 9.6% above 1998 levels.

     Margins on flour sales continued to be pressured, as wheat markets remained soft, per capita consumption of flour declined slightly, and industry milling capacity increased. In addition, export sales of flour remained low and millfeed sales declined an average of $31,000 per month in 1999. Operating expenses increased 35.3% compared to 1998 due to a number of factors, including a $1,077,000 increase in provision for bad debts and increased expenses related to personnel, consulting, and delivery of goods. Also, certain fixed assets no longer in service totaling $390,000 were written off. While production at the Blackfoot mill increased in 1999, operations remained below full capacity.

     The distribution division had mixed results during 1999. The Seattle and Portland units had strong results, while the Southern California distribution center incurred diminishing losses through the year. With the mid-year hiring of a new general manager at Rancho Cucamonga, reorganization of the logistics and delivery functions, and the exiting of unprofitable long distance markets, operating performance improved during the second half.


     FISHER PROPERTIES 1999 revenue included gain from condemnation of real estate in the amount of $12,825,000. In June 1999, Fisher Properties received $13,100,000 in initial condemnation proceeds from the Washington State Department of Transportation under terms of a possession and use agreement for two properties located on Fourth Avenue South in Seattle. Fair market negotiations continued throughout the remainder of the year and, in December, additional proceeds of $3,400,000 were awarded. Excluding the condemnation gain, revenue decreased 4.2% compared with 1998, due to loss of revenue from the properties sold. Strong Real estate market conditions continued in the Puget Sound, and contributed to an average occupancy rate of 98% during 1999, and higher rates for new and renewing leases.

     Construction of the 270,000 square foot, five building Auburn industrial project began on October 1, and shell construction will begin this spring. Fisher Plaza, which was designed and will be operated by Fisher Properties, is on schedule and on budget. Major tenants, including KOMO TV, will take occupancy during second and third quarters 2000.
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     CURRENT BUSINESS  Today, the Fisher Companies Inc. Board of Directors
approved management's recommendation to engage U.S. Bancorp Piper Jaffray Inc. as a financial advisor to assist management with the sale of its flour milling and bakery products distribution businesses. The company believes that the sale of these assets will help to focus its resources on its remaining businesses and on becoming a more fully integrated communications and media enterprise.

     At their meeting in December, the Board of Directors declared a dividend of $.26 per share that was paid on March 3, 2000 to stockholders of record on February 18. At last week's March 8 meeting, a dividend of $.26 per share was declared, payable on June 2, 2000 to stockholders of record on May 19.

     The 1999 Annual Report and Notice of Annual Meeting of Shareholders will be mailed in late March. The annual meeting will be held Thursday, April 27, 2000 at the United Artists 150 Theater in Seattle. A tour of the new Fisher Plaza project is planned.

     This release includes forward-looking statements that are subject to certain risks and uncertainties, including those discussed in the Form 10-K filed with the SEC by Fisher Companies Inc. for the year ended December 31, 1998, and the Form 10-Q filed with the SEC for the quarter ended September 30, 1999, that could cause actual results to differ materially from those projected.